Exhibit 99.1

GMS REPORTS THIRD QUARTER FISCAL 2025 RESULTS

Pricing Resilience Despite Declining End Market Demand

Tucker, Georgia, March 6, 2025. GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, today reported financial results for the fiscal third quarter ended January 31, 2025.

Third Quarter Fiscal 2025 Highlights

(Comparisons are to the third quarter of fiscal 2024)

•	Net sales of $1.3 billion increased 0.2%; organic net sales decreased 6.7%.

•	Net loss of $21.4 million, or $0.55 per diluted share, including a $42.5 million non-cash goodwill impairment charge, decreased from net income of $51.9 million, or $1.28 per diluted share.

•	Adjusted net income of $36.2 million, or $0.92 per diluted share, decreased from $68.8 million, or $1.70 per diluted share.

•	Adjusted EBITDA of $93.0 million decreased $35.0 million, or 27.3%.

•	Cash provided by operating activities and free cash flow were $94.1 million and $83.1 million, respectively, compared to cash provided by operating activities and free cash flow of $104.3 million and $94.1 million, respectively, in the prior year period; Net debt leverage was 2.4 times at the end of the quarter, up from 1.5 times a year ago.

“Our results in the quarter reflect the impact of soft end market demand and steel pricing, both of which deteriorated meaningfully during the last half of the quarter, ultimately driving both lower than expected sales and gross margin compression, despite experiencing price and mix improvement in Wallboard and Ceilings,” said John C. Turner, Jr., President and CEO of GMS. “Economic uncertainty, general affordability and tight lending conditions, combined with adverse winter weather disruptions, all contributed to reduced levels of activity in each of our end markets.”

“During the quarter, we delivered a net reduction in organic SG&A primarily as a result of the cost reduction efforts we took earlier this fiscal year. Moreover, given that we expect the macro-level conditions to continue at least into the back half of calendar 2025, we are taking additional actions to further rationalize our operations and align the business with the now lower expected volumes in our end markets. As such, leveraging our investments in technology and efficiency optimization, we are implementing an additional estimated $20 million in annualized cost reductions, which will bring our total annualized run rate of reductions to $50 million since the start of our fiscal year.”

“While the broader construction environment in our industry remains challenged, continuing year-over-year price resilience in Wallboard and Ceilings was a bright spot during the quarter, and we expect this to continue during our fourth quarter. In addition, we are demonstrating the strength of our business model through our ability to generate significant levels of cash flow and maintain our solid balance sheet. We are confident that GMS is positioned to navigate the evolving backdrop and benefit from our scale, wide breadth of product offerings and balanced mix of end markets served, to capitalize on opportunities when demand trends improve.”

Third Quarter Fiscal 2025 Results

(Comparisons are to the third quarter of fiscal 2024 unless otherwise noted)

Net sales for the third quarter of fiscal 2025 of $1.3 billion increased 0.2%, while organic net sales declined 6.7%. Benefits to total net sales from recent acquisitions and favorable Ceilings mix were offset by demand contraction across multi-family, commercial and single-family markets amid broader economic uncertainty. Unfavorable winter weather conditions were also a factor.

Year-over-year quarterly sales changes by product category were as follows:

·	Wallboard sales of $501.7 million decreased 3.6% (down 7.4% on an organic basis).

·	Ceilings sales of $180.7 million increased 16.0% (up 4.4% on an organic basis).

·	Steel Framing sales of $179.7 million decreased 11.6% (down 17.9% on an organic basis).

·	Complementary Product sales of $398.6 million increased 5.3% (down 4.3% on an organic basis).

Gross profit of $393.1 million decreased $21.6 million from the prior year quarter. Gross margin was 31.2%, down 180 basis points as compared to 33.0% a year ago. Gross margins contracted year-over-year across all major product lines driven by weak demand and continued negative price and cost dynamics. Additionally, vendor incentive income was challenged by reduced volumes. Absent the lower incentive income, we were pleased to experience generally resilient pricing and margins sequentially, consistent with our expectations, despite the current competitive market pressures. Steel pricing, however, once again was a headwind, declining both sequentially and year-over-year.

Selling, general and administrative (“SG&A”) expenses were $310.8 million for the quarter, up from $295.7 million. Of the $15.1 million year-over-year increase, approximately $24 million related to recent acquisitions, $4 million related to higher than usual insurance claim development, and $1.2 million related to an increase in severance costs primarily associated with the previously disclosed cost containment actions. Despite the headwind of unfavorable weather-related inefficiencies, these increases were offset by lower overall operating costs, reflective of the realized savings from the previously disclosed cost reduction actions and reduced activity given the changes in demand.

SG&A expense as a percentage of net sales increased 120 basis points to 24.7% for the quarter, compared to 23.5%. In what is typically our seasonally slowest quarter, our results were further impacted by several unusual items, including greater than normal disruptions from winter weather and higher than usual insurance claims development, which together contributed 70 basis points of deleverage. General operating cost inflation, principally from higher rent expense, contributed 70 basis points of deleverage, 50 basis points of which was offset by structural cost improvements from our previously announced restructuring actions. One-time costs, primarily severance, related to the cost containment efforts, negatively impacted SG&A leverage by 20 basis points. Net product price deflation, led by Steel, was also unfavorable to SG&A leverage, by 10 basis points. Adjusted SG&A expense as a percentage of net sales of 23.9% increased 100 basis points from 22.9%.

Inclusive of a $42.5 million impairment of goodwill, a $7.4 million gain from the sale of the Company’s non-core installed insulation contracting business, and a $4.3 million, or 22.8%, increase in interest expense, the Company recorded a net loss of $21.4 million, or $0.55 per diluted share. This compared to net income of $51.9 million, or $1.28 per diluted share in the prior year period. Due to the net loss in the quarter, net income margin is not a meaningful measure. Adjusted net income was $36.2 million, or $0.92 per diluted share, for the third quarter of fiscal 2025, compared to $68.8 million, or $1.70 per diluted share.

Adjusted EBITDA decreased $35.0 million, or 27.3%, to $93.0 million compared to the prior year quarter. Adjusted EBITDA margin was 7.4%, compared with 10.2% for the third quarter of fiscal 2024.

Impairment of Goodwill

During the quarter, the Company recognized a $42.5 million non-cash impairment charge to write off goodwill related to its Ames business. The primary factor contributing to the impairment was a decrease in the expected future cash flows and an increase in the associated discount rate for the business, primarily due to softness stemming from high interest rates and other economic factors in the markets that business operates in.

Balance Sheet, Liquidity and Cash Flow

As of January 31, 2025, the Company had cash on hand of $59.0 million, total debt of $1.4 billion and $469.7 million of available liquidity under its revolving credit facilities. Net debt leverage was 2.4 times as of the end of the quarter, up from 1.5 times at the end of the third quarter of fiscal 2024.

For the third quarter of fiscal 2025, cash provided by operating activities was $94.1 million, compared to $104.3 million in the prior year period. Free cash flow was $83.1 million for the quarter ended January 31, 2025, compared to $94.1 million for the quarter ended January 31, 2024. The Company also generated, on a non-operating basis, an additional $12.5 million in cash flow from the sale of a non-core, installed insulation business.

Share Repurchase Activity and Renewed Share Repurchase Authorization

During the Company’s fiscal third quarter, the Company repurchased 445,163 shares of common stock for $39.3 million. As of January 31, 2025, the Company had $218.4 million of share repurchase authorization remaining.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the third quarter of fiscal 2025 ended January 31, 2025 and other information related to its business at 8:30 a.m. Eastern Time on Thursday, March 6, 2025. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through April 6, 2025 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13751602.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 300 distribution centers with extensive product offerings of Wallboard, Ceilings, Steel Framing and Complementary Products. In addition, GMS operates nearly 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations in its debt agreements.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates, including in particular residential and commercial construction, and the economy generally, end market mix, pricing, volumes, the demand for the Company’s products, including Complementary Products, free cash flow, mortgage and lending rates, the Company’s strategic priorities and the results thereof, stockholder value, performance, growth, and results thereof, and expected future cost containment measures, future share repurchases contained in this press release may be considered forward-looking statements. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including current and future public health issues that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of March 6, 2025. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 6, 2025.

Contact Information:

Investors:

Carey Phelps

ir@gms.com

770-723-3369

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2025	2024	2025	2024
Net sales	$1,260,710	$1,258,348	$4,179,942	$4,088,878
Cost of sales (exclusive of depreciation and amortization shown separately below)	867,620	843,628	2,874,162	2,764,975
Gross profit	393,090	414,720	1,305,780	1,323,903
Operating expenses (income):
Selling, general and administrative	310,815	295,691	950,192	883,381
Depreciation and amortization	42,430	32,804	122,540	97,759
Impairment of goodwill	42,454	—	42,454	—
Gain on sale of business	(7,393)	—	(7,393)	—
Total operating expenses	388,306	328,495	1,107,793	981,140
Operating income	4,784	86,225	197,987	342,763
Other (expense) income:
Interest expense	(23,069)	(18,784)	(68,979)	(56,440)
Write-off of debt discount and deferred financing fees	—	—	—	(1,401)
Other income, net	1,053	1,932	4,380	6,177
Total other expense, net	(22,016)	(16,852)	(64,599)	(51,664)
Income (loss) before taxes	(17,232)	69,373	133,388	291,099
Provision for income taxes	4,177	17,468	44,013	71,407
Net income (loss)	$(21,409)	$51,905	$89,375	$219,692
Weighted average common shares outstanding:
Basic	38,708	39,864	39,125	40,360
Diluted	38,708	40,512	39,727	41,026
Net income (loss) per common share:
Basic	$(0.55)	$1.30	$2.28	$5.44
Diluted	$(0.55)	$1.28	$2.25	$5.35

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	January 31, 2025	April 30, 2024

Assets
Current assets:
Cash and cash equivalents	$59,029	$166,148
Trade accounts and notes receivable, net of allowances of $15,046 and $16,930, respectively	783,116	849,993
Inventories, net	599,284	580,830
Prepaid expenses and other current assets	50,104	42,352
Total current assets	1,491,533	1,639,323
Property and equipment, net of accumulated depreciation of $348,669 and $309,850, respectively	515,452	472,257
Operating lease right-of-use assets	318,240	251,207
Goodwill	870,027	853,767
Intangible assets, net	548,443	502,688
Deferred income taxes	27,621	21,890
Other assets	21,720	18,708
Total assets	$3,793,036	$3,759,840

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$330,125	$420,237
Accrued compensation and employee benefits	96,430	125,610
Other accrued expenses and current liabilities	109,580	111,204
Current portion of long-term debt	57,104	50,849
Current portion of operating lease liabilities	54,968	49,150
Total current liabilities	648,207	757,050
Non-current liabilities:
Long-term debt, less current portion	1,352,873	1,229,726
Long-term operating lease liabilities	270,732	204,865
Deferred income taxes, net	76,961	62,698
Other liabilities	50,655	44,980
Total liabilities	2,399,428	2,299,319
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 38,487 and 39,754 shares issued and outstanding as of January 31, 2025 and April 30, 2024, respectively	385	397
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of January 31, 2025 and April 30, 2024	—	—
Additional paid-in capital	211,814	334,596
Retained earnings	1,246,422	1,157,047
Accumulated other comprehensive loss	(65,013)	(31,519)
Total stockholders' equity	1,393,608	1,460,521
Total liabilities and stockholders' equity	$3,793,036	$3,759,840

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended January 31,
	2025	2024
Cash flows from operating activities:
Net income	$89,375	$219,692
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122,540	97,759
Impairment of goodwill	42,454	—
Write-off and amortization of debt discount and debt issuance costs	1,342	3,374
Equity-based compensation	14,505	16,507
Gain on sale of business and disposal of assets, net	(4,826)	(663)
Deferred income taxes	(6,862)	(6,410)
Other items, net	6,013	3,876
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	100,815	2,691
Inventories	(13,623)	7
Prepaid expenses and other assets	(16,024)	(19,184)
Accounts payable	(101,678)	(56,803)
Accrued compensation and employee benefits	(28,874)	(21,505)
Other accrued expenses and liabilities	(18,351)	(10,315)
Cash provided by operating activities	186,806	229,026
Cash flows from investing activities:
Purchases of property and equipment	(34,093)	(39,728)
Proceeds from sale of business and sale of assets	15,888	1,948
Acquisition of businesses, net of cash acquired	(204,333)	(55,402)
Other investing activities	(5,200)	—
Cash used in investing activities	(227,738)	(93,182)
Cash flows from financing activities:
Repayments on revolving credit facility	(1,265,165)	(525,009)
Borrowings from revolving credit facility	1,371,909	443,973
Payments of principal on long-term debt	(3,741)	(1,250)
Borrowings from term loan amendment	—	288,266
Repayments from term loan amendment	—	(287,769)
Payments of principal on finance lease obligations	(34,114)	(30,381)
Repurchases of common stock	(138,902)	(100,292)
Payment for debt issuance costs	—	(5,825)
Proceeds from exercises of stock options	3,118	5,053
Payments for taxes related to net share settlement of equity awards	(5,002)	(4,023)
Proceeds from issuance of stock pursuant to employee stock purchase plan	5,967	4,586
Cash used in financing activities	(65,930)	(212,671)
Effect of exchange rates on cash and cash equivalents	(257)	423
Decrease in cash and cash equivalents	(107,119)	(76,404)
Cash and cash equivalents, beginning of period	166,148	164,745
Cash and cash equivalents, end of period	$59,029	$88,341
Supplemental cash flow disclosures:
Cash paid for income taxes	$58,295	$93,661
Cash paid for interest	72,490	57,300

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended				Nine Months Ended
	January 31, 2025	% of Total	January 31, 2024	% of Total	January 31, 2025	% of Total	January 31, 2024	% of Total
Wallboard	$501,703	39.8%	$520,686	41.4%	$1,671,751	40.0%	$1,677,285	41.0%
Ceilings	180,678	14.3%	155,744	12.4%	592,275	14.2%	506,278	12.4%
Steel framing	179,682	14.3%	203,363	16.2%	606,928	14.5%	672,231	16.4%
Complementary products	398,647	31.6%	378,555	30.1%	1,308,988	31.3%	1,233,084	30.2%
Total net sales	$1,260,710		$1,258,348		$4,179,942		$4,088,878

GMS Inc.

Net Sales and Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Net Sales			Organic Sales
	Three Months Ended January 31,			Three Months Ended January 31,
	2025	2024	Change	2025	2024	Change
Wallboard	$501.7	$520.7	(3.6)%	$482.1	$520.7	(7.4)%
Ceilings	180.7	155.7	16.0%	162.5	155.7	4.4%
Steel framing	179.7	203.4	(11.6)%	167.0	203.4	(17.9)%
Complementary products	398.6	378.5	5.3%	362.4	378.5	(4.3)%
Total net sales	$1,260.7	$1,258.3	0.2%	$1,174.0	$1,258.3	(6.7)%

GMS Inc.

Per Day Net Sales and Per Day Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Per Day Net Sales			Per Day Organic Sales
	Three Months Ended January 31,			Three Months Ended January 31,
	2025	2024	Change	2025	2024	Change
Wallboard	$8.1	$8.4	(3.6)%	$7.8	$8.4	(7.4)%
Ceilings	2.9	2.5	16.0%	2.6	2.5	4.4%
Steel framing	2.9	3.3	(11.6)%	2.7	3.3	(17.9)%
Complementary products	6.4	6.1	5.3%	5.8	6.1	(4.3)%
Total net sales	$20.3	$20.3	0.2%	$18.9	$20.3	(6.7)%

	Per Day Growth(a)		Per Day Organic Growth(a)
	Three Months Ended January 31, 2025		Three Months Ended January 31, 2025
	Volume	Price/Mix/Fx	Volume	Price/Mix/Fx
Wallboard	(4.9)%	1.3%	(8.8)%	1.4%
Ceilings	8.2%	7.8%	(6.7)%	11.1%
Steel framing	(5.6)%	(6.0)%	(15.1)%	(2.8)%

(a)	Given the wide breadth of offerings and units of measure in Complementary Products, detailed price vs volume reporting is not available at a consolidated level.

GMS Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2025	2024	2025	2024
Net income (loss)	$(21,409)	$51,905	$89,375	$219,692
Interest expense	23,069	18,784	68,979	56,440
Write-off of debt discount and deferred financing fees	—	—	—	1,401
Interest income	(189)	(378)	(752)	(1,144)
Provision for income taxes	4,177	17,468	44,013	71,407
Depreciation expense	21,271	17,276	61,028	50,566
Amortization expense	21,159	15,528	61,512	47,193
EBITDA	$48,078	$120,583	$324,155	$445,555
Impairment of goodwill	42,454	—	42,454	—
Stock appreciation expense(a)	691	1,789	1,331	3,408
Redeemable noncontrolling interests and deferred compensation(b)	34	461	1,149	1,125
Equity-based compensation(c)	3,422	3,559	12,025	11,974
Severance and other permitted costs(d)	2,282	1,033	9,698	2,321
Transaction costs (acquisitions and other)(e)	789	765	3,262	3,373
Gain on disposal of assets(f)	(5,333)	(222)	(4,826)	(663)
Effects of fair value adjustments to inventory(g)	3	8	484	450
Change in fair value of contingent consideration(h)	621	—	1,414	—
Debt transaction costs(i)	—	44	—	1,333
EBITDA adjustments	44,963	7,437	66,991	23,321
Adjusted EBITDA	$93,041	$128,020	$391,146	$468,876

Net sales	$1,260,710	$1,258,348	$4,179,942	$4,088,878
Adjusted EBITDA Margin	7.4%	10.2%	9.4%	11.5%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and certain other cost adjustments as permitted under the ABL Facility and the Term Loan Facility.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains from the sale of assets and the sale of the Company’s Michigan-based installed insulation contracting business, net of losses and impairments.
(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.
(h)	Represents the change in fair value of contingent consideration arrangements.
(i)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Cash Provided By Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2025	2024	2025	2024
Cash provided by operating activities	$94,144	$104,279	$186,806	$229,026
Purchases of property and equipment	(11,041)	(10,182)	(34,093)	(39,728)
Free cash flow (a)	$83,103	$94,097	$152,713	$189,298

(a) Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2025	2024	2025	2024
Selling, general and administrative expense	$310,815	$295,691	$950,192	$883,381

Adjustments
Stock appreciation expense(a)	(691)	(1,789)	(1,331)	(3,408)
Redeemable noncontrolling interests and deferred compensation(b)	(34)	(461)	(1,149)	(1,125)
Equity-based compensation(c)	(3,422)	(3,559)	(12,025)	(11,974)
Severance and other permitted costs(d)	(2,282)	(1,033)	(9,698)	(2,321)
Transaction costs (acquisitions and other)(e)	(789)	(765)	(3,262)	(3,373)
(Loss) gain on disposal of assets(f)	(2,060)	222	(2,567)	663
Debt transaction costs(g)	—	(44)	—	(1,333)
Adjusted SG&A	$301,537	$288,262	$920,160	$860,510

Net sales	$1,260,710	$1,258,348	$4,179,942	$4,088,878
Adjusted SG&A margin	23.9%	22.9%	22.0%	21.0%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and certain other cost adjustments as permitted under the ABL Facility and the Term Loan Facility.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains and losses from the sale and disposal of assets.
(g)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income (Loss) Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2025	2024	2025	2024
Income (loss) before taxes	$(17,232)	$69,373	$133,388	$291,099
EBITDA adjustments	44,963	7,437	66,991	23,321
Write-off of debt discount and deferred financing fees	—	—	—	1,401
Amortization expense (1)	21,159	15,528	61,512	47,193
Adjusted pre-tax income	48,890	92,338	261,891	363,014
Adjusted income tax expense	12,711	23,546	68,092	92,569
Adjusted net income	$36,179	$68,792	$193,799	$270,445
Effective tax rate (2)	26.0%	25.5%	26.0%	25.5%

Weighted average shares outstanding:
Basic	38,708	39,864	39,125	40,360
Diluted	39,252	40,512	39,727	41,026
Adjusted net income per share:
Basic	$0.93	$1.73	$4.95	$6.70
Diluted	$0.92	$1.70	$4.88	$6.59

(1)	Represents all non-cash amortization resulting from business combinations. To make the financial presentation more consistent with other public building products companies, beginning in the first quarter 2025 we are now including an adjustment for all non-cash amortization expense related to acquisitions, as opposed to non-cash amortization and depreciation for select acquisitions.
(2)	Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.

GMS Inc.

Reconciliation of Net Income to Pro Forma Adjusted EBITDA (Unaudited)

(in thousands)

	Last Twelve Months Ended
	January 31,
	2025		2024
Net income	$145,762		$295,285
Interest expense	88,000		74,624
Write-off of debt discount and deferred financing fees	674		1,401
Interest income	(1,362)		(2,041)
Provision for income taxes	70,693		94,197
Depreciation expense	79,668		66,530
Amortization expense	78,475		62,051
EBITDA	$461,910		$592,047
Impairment of goodwill	42,454		—
Stock appreciation expense(a)	3,314		5,223
Redeemable noncontrolling interests and deferred compensation(b)	1,451		1,100
Equity-based compensation(c)	15,669		14,993
Severance and other permitted costs(d)	10,005		4,693
Transaction costs (acquisitions and other)(e)	4,745		4,180
Gain on disposal of assets(f)	(4,892)		(1,462)
Effects of fair value adjustments to inventory(g)	1,667		937
Change in fair value of contingent consideration(h)	1,414		—
Debt transaction costs(i)	(13)		1,506
EBITDA adjustments	75,814		31,170
Adjusted EBITDA	537,724		623,217
Contributions from acquisitions(j)	16,572		6,276
Pro Forma Adjusted EBITDA	$554,296		$629,493

Cash and cash equivalents	$59,029		$88,341
Total debt	1,409,977		1,030,761
Net debt	$1,350,948		$942,420
Net debt / Pro Forma Adjusted EBITDA	2.4	x	1.5	x

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and certain other cost adjustments as permitted under the ABL Facility and the Term Loan Facility.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains from the sale of assets and the sale of the Company’s Michigan-based installed insulation contracting business, net of losses and impairments.
(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.
(h)	Represents the change in fair value of contingent consideration arrangements.
(i)	Represents costs paid to third-party advisors related to debt refinancing activities.
(j)	Represents the pro forma impact of earnings from acquisitions from the beginning of the last twelve month period to the date of acquisition, including synergies.